Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-4 of our report dated February 24, 2022, (which includes explanatory paragraphs relating to the correction of certain misstatements related to the January 11, 2021 financial statement and Vickers Vantage Corp. I’s ability to continue as a going concern) relating to the financial statements of Vickers Vantage Corp. I, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 10, 2022